Exhibit T3E.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
GOODMAN NETWORKS INCORPORATED, et al.,[1]	)	Case No. 17-31575 (MI)
)
Debtors.	)	(Jointly Administered)
)
DEBTORS’ AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Patrick J. Nash, Jr., P.C. (admitted pro hac vice)	Stephen M. Pezanosky (TX Bar No. 15881850)
Joseph M. Graham (admitted pro hac vice)	J. Frasher Murphy (TX Bar No. 24013214)
KIRKLAND & ELLIS LLP	Matthew T. Ferris (TX Bar No. 24045870)
KIRKLAND & ELLIS INTERNATIONAL LLP	HAYNES AND BOONE, LLP
300 North LaSalle	2323 Victory Avenue, Suite 700
Chicago, Illinois 60654	Dallas, Texas 75219
Telephone: (312) 862-2000	Telephone: (214) 651-5000
Facsimile: (312) 862-2200	Facsimile: (214) 651-5940

-and-

Joshua A. Sussberg, P.C. (admitted pro hac vice)
Alexander N. Cross (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue New York, New York 10022
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Co-Counsel to the Debtors and Debtors in Possession

Dated: May 2, 2017

[1]	The Debtors in the above-captioned chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Goodman Networks Incorporated (9460); Goodman Networks Services, LLC (8389); and Multiband Field Services, Inc. (1746). The location of the Debtors’ service address is 2801 Network Blvd., Suite 300, Frisco, Texas 75034.

C.	Cure of Defaults and Objections to Cure and Assumption	26
D.	Insurance Policies	27
E.	Indemnification Provisions	27
F.	Director, Officer, Manager, and Employee Liability Insurance	27
G.	Employee and Retiree Benefits	27
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	28
I.	Reservation of Rights	28
J.	Nonoccurrence of Effective Date	28
K.	Contracts and Leases Entered Into After the Petition Date	28

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		28
A.	Timing and Calculation of Amounts to Be Distributed	28
B.	Distributions on Account of Obligations of Multiple Debtors	29
C.	Distribution Agent	29
D.	Rights and Powers of Distribution Agent	29
E.	Delivery of Distributions	30
F.	Manner of Payment	30
G.	Compliance Matters	30
H.	No Postpetition or Default Interest on Claims	31
I.	Allocation Between Principal and Accrued Interest	31
J.	Setoffs and Recoupment	31
K.	Claims Paid or Payable by Third Parties	31

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		32
A.	Disputed Claims Process	32
B.	Claims Administration Responsibilities	32
C.	Estimation of Claims and Interests	33
D.	Adjustment to Claims Without Objection	33
E.	No Distributions Pending Allowance	33
F.	Distributions After Allowance	33
G.	No Interest	33

ARTICLE VIII SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		33
A.	Compromise and Settlement of Claims, Interests, and Controversies	33
B.	Discharge of Claims	34
C.	Release of Liens	34
D.	Debtor Release	34
E.	Third-Party Release	35
F.	Exculpation	36
G.	Injunction	36
H.	Protection Against Discriminatory Treatment	36
I.	Recoupment	37
J.	Reimbursement or Contribution	37
K.	Term of Injunctions or Stays	37
L.	Document Retention	37

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		37
A.	Conditions Precedent to the Effective Date	37
B.	Waiver of Conditions Precedent	38
C.	Substantial Consummation	38
D.	Effect of Non-Occurrence of Conditions to Consummation	38

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		38
A.	Modification of Plan	38
B.	Effect of Confirmation on Modifications	38
C.	Revocation or Withdrawal of Plan	39

ii

ARTICLE XI RETENTION OF JURISDICTION		39

ARTICLE XII MISCELLANEOUS PROVISIONS		40
A.	Immediate Binding Effect	40
B.	Additional Documents	40
C.	Reservation of Rights	41
D.	Successors and Assigns	41
E.	Service of Documents	41
F.	Entire Agreement	42
G.	Plan Supplement Exhibits	42
H.	Non-Severability	42
I.	Votes Solicited in Good Faith	42
J.	Waiver or Estoppel	43
K.	Closing of Chapter 11 Cases	43

iii

INTRODUCTION

Goodman Networks Incorporated and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1.    “1145 Securities” means, collectively, (a) the New Secured Notes, (b) the Noteholder PIK Preferred Stock, and (c) the Noteholder Common Stock.

2.    “Accrued Professional Compensation Claims” means, at any given time, all Claims for accrued, contingent, and/or unpaid fees and expenses rendered allowable before the Effective Date by any retained Professional in the Chapter 11 Cases that the Bankruptcy Court has not denied by Final Order; provided, however, that any such fees and expenses (a) have not been previously paid (regardless of whether a fee application has been filed for any such amount) and (b) have not been applied against any retainer that has been provided to such Professional. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

3.    “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Accrued Professional Compensation Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

4.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

5.    “Allowed” means with respect to any Claim, except as otherwise provided in the Plan: (a) a Claim that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim that is allowed, compromised, settled, or otherwise resolved (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim or Interest as to which a Proof of Claim or Proof of Interest, as applicable, has been timely filed and as to which no objection has been filed.

6.    “Assumed Executory Contracts and Unexpired Leases” means those Executory Contracts and Unexpired Leases to be assumed by the applicable Reorganized Debtors, as set forth on the Assumed Executory Contract and Unexpired Lease List.

7.    “Assumed Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases (with proposed cure amounts) that will be assumed by the Reorganized Debtors, which list shall be included in the Plan Supplement; provided that such list with respect to material Executory Contracts and/or material Unexpired Leases shall be reasonably acceptable to the Required Consenting Noteholders.

8.    “AT&T” means AT&T Services, Inc., together with any of its applicable affiliates.

9.    “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under chapter 5 of the Bankruptcy Code or under similar or related state or federal statutes and common law.

10.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

11.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

12.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

13.    “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

14.    “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

15.    “Cash Collateral Order” means, collectively, any Bankruptcy Court order (a) granting the Debtors the authority to use cash collateral and prepetition collateral and (b) granting adequate protection to the Holders of the Secured Notes, each as set forth in the terms of such order(s).

16.    “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

17.    “Chapter 11 Cases” means the procedurally consolidated Chapter 11 Cases pending for the Debtors in the Bankruptcy Court.

18.    “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

19.    “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

20.    “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

21.    “Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

22.    “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

23.    “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan.

24.    “Confirmation Objection Deadline” means the date that is seven (7) Business Days prior to the date first set by the Bankruptcy Court for the Confirmation Hearing.

25.     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement, which order shall be in form and substance acceptable to the Required Consenting Parties and, solely with respect to provisions relating to the treatment, rights, or terms of the Exit Facility, the Exit Facility Lenders.

26.     “Consenting Equityholders” means, collectively, the Holders of Interests in Goodman that are a party to the RSA from time to time.

27.    “Consenting Noteholders” means, collectively, the Holders of Secured Notes that are a party to the RSA from time to time.

28.    “Consenting Parties” means, collectively, the Consenting Noteholders and the Consenting Equityholders.

29.    “Consummation” means the occurrence of the Effective Date.

30.    “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

31.    “Debtor Intercompany Claim” means any Claim held by a Debtor against another Debtor.

32.    “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.D of the Plan.

33.    “Debtors” means, collectively, Goodman, Goodman Networks Services, LLC, and Multiband Field Services, Incorporated.

34.    “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers.

35.    “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

36.    “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to this Plan be a Disputed Claim.

37.    “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

38.    “Distribution Record Date” means the date for determining which Holders of Allowed Claims and Interests are eligible to receive distributions pursuant to the Plan, which shall be (a) other than with respect to Secured Notes Claims, the date that the Confirmation Order is entered by the Bankruptcy Court, or (b) for the Secured Notes Claims, the Effective Date.

39.    “DTC” means The Depository Trust Company.

40.    “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

41.    “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

42.    “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

43.    “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) each of the Consenting Parties; (d) each of the Exit Facility Lenders; (e) the Indenture Trustee; (f) the New Indenture Trustee; (g) the Exit Facility Agent; (h) DTC; and (i) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

44.    “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

45.    “Exit Facility” means that certain revolving credit facility in an aggregate principal amount of $25 million issued pursuant to the Exit Facility Documents.

46.    “Exit Facility Agent” means MidCap Financial Trust (or its designated affiliate), in its capacity as administrative agent under the Exit Facility Documents, together with its successors, assigns, or any replacement administrative agent appointed pursuant to the terms of the Exit Facility Documents.

47.    “Exit Facility Agreement” means that certain credit and security agreement, dated as of the Effective Date, by and among the Reorganized Debtors, the Exit Facility Agent, and the Exit Facility Lenders, which shall be included in the Plan Supplement and shall be in form and substance acceptable to the Debtors, the Required Consenting Noteholders, and the Exit Facility Lenders.

48.    “Exit Facility Documents” means, collectively, the Exit Facility Agreement, each other Loan Document (as defined in the Exit Facility Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be (a) included in the Plan Supplement, (b) in form and substance consistent with the Exit Facility Term Sheet, and (c) acceptable to the Debtors, the Required Consenting Noteholders, and the Exit Facility Lenders.

49.    “Exit Facility Lenders” means one or more lenders under the Exit Facility pursuant to the Exit Facility Documents.

50.    “Exit Facility Term Sheet” means that certain term sheet with respect to the Exit Facility, dated as of March 2, 2017, by and between MidCap Financial Services, LLC, and Goodman, which term sheet is attached hereto as Exhibit A.

51.    “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

52.    “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

53.    “General Unsecured Claim” means any Claim other than an Administrative Claim (including, for the avoidance of doubt, an Accrued Professional Compensation Claim), an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a Secured Notes Claim, a Debtor Intercompany Claim, a Non-Debtor Intercompany Claim, or a Section 510(b) Claim.

54.    “Goodman” means Goodman Networks Incorporated, a Texas Corporation.

55.    “Goodman MBE Group” means, collectively, John Goodman, Jason Goodman, James Goodman, and Jonathan Goodman, together with any of their applicable affiliates.

56.    “Goodman MBE Group Common Stock” means shares equal to 50.1 percent of the common stock in Reorganized Goodman as of the Effective Date, after accounting for the dilution of the Interests in Goodman and the issuance and distribution of the Noteholder Common Stock, subject to pro rata economic dilution pursuant to the Management Incentive Plan, to be distributed to the Goodman MBE Group Entity as set forth in Article IV of the Plan.

57.    “Goodman MBE Group Consulting Contracts” means one or more consulting, advisory, or other agreements and arrangements to be entered into by Reorganized Goodman and the Goodman MBE Group on the Effective Date; provided that such agreements and arrangements shall be included in the Plan Supplement and shall be in form and substance reasonably acceptable to the Required Consenting Noteholders, Goodman, and the Goodman MBE Group.

58.    “Goodman MBE Group Entity” means the limited liability company, partnership, or other corporate structure formed by or on behalf of the Goodman MBE Group on or before the Effective Date.

59.    “Goodman MBE Group PIK Preferred Stock” means shares of the New PIK Preferred Stock with an initial aggregate liquidation value of $20 million to be distributed to the Goodman MBE Group Entity as set forth in Article IV of the Plan.

60.    “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

61.    “Holder” means an Entity holding a Claim or an Interest, or, if applicable, an Entity receiving or retaining Interests in Goodman, New Secured Notes, New PIK Preferred Stock, or New Common Stock, as applicable.

62.    “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

63.    “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, officers, and managers’ respective Affiliates.

64.    “Indenture Trustee” means Wells Fargo Bank, National Association, in its capacity as indenture trustee for the Secured Notes, together with its successors, assigns, or any replacement indenture trustee appointed pursuant to the terms of the Secured Notes Indentures.

65.    “Intercompany Interest” means an Interest held by a Debtor or an Affiliate of a Debtor.

66.    “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 23, 2011, by and among PNC Bank, National Association, as administrative agent, U.S. Bank National Association, as collateral trustee, and Goodman, as amended, restated, or otherwise supplemented from time to time.

67.    “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

68.    “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

69.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

70.    “Management Incentive Plan” means the management incentive plan to be implemented with respect to Reorganized Goodman (and/or its subsidiaries) after the Effective Date, which plan shall reserve the Management Incentive Plan Equity for distributions to its participants on the terms and conditions to be determined by the Reorganized Goodman Board.

71.    “Management Incentive Plan Equity” means, collectively: (a) shares of New PIK Preferred Stock with an initial aggregate liquidation value of $5 million; and (b) cash-settlement restricted stock units, which shall economically represent 5 percent of the value of the common stock in Reorganized Goodman as of the Effective Date, on a fully diluted basis.

72.    “MBE Status” means, collectively, the minority business enterprise certifications held by the Debtors on the Petition Date, including certification as a minority business enterprise by the National Minority Supplier Development Council, as issued by the Dallas-Fort Worth Minority Supplier Development Council, the California Public Utilities Commission, the Texas Historically Underutilized Business Program, and the State of New York Division of Minority and Women’s Business Development.

73.    “New Common Stock” means the additional shares of common stock in Reorganized Goodman, par value $0.0001 per share, to be issued, reserved, distributed, and allocated between the Noteholder Common Stock and the Goodman MBE Group Common Stock, each as set forth in the Plan, the New Organizational Documents, and the New Equity Documents.

74.    “New Equity Documents” means the Shareholders Agreement and any and all documentation required to implement, issue, and distribute the New PIK Preferred Stock and the New Common Stock, which documentation shall be included in the Plan Supplement and shall be in form and substance acceptable to the Debtors and the Required Consenting Parties and consistent with the RSA; provided, however, that the Debtors and the Consenting Parties shall use reasonable best efforts to ensure that the New Equity Documents do not violate the Reorganized Debtors’ MBE Status.

75.    “New Indenture Trustee” means UMB Bank, National Association, in its capacity as indenture trustee, collateral agent, and exchange agent under the New Secured Notes Documents, together with its successors, assigns, or any replacement indenture trustee appointed pursuant to the terms of the New Secured Notes Documents.

76.    “New Organizational Documents” means the amended and restated certificate of incorporation for Reorganized Goodman and the amended and restated bylaws for Reorganized Goodman, each of which shall be included in the Plan Supplement and shall be in form and substance acceptable to the Debtors and the Required Consenting Parties and consistent with the RSA; provided, however, that the Debtors and the Consenting Parties shall use reasonable best efforts to ensure that the New Organizational Documents are consistent with, and do not violate, the Reorganized Debtors’ MBE Status.

77.    “New PIK Preferred Stock” means the new payment-in-kind preferred stock in Reorganized Goodman with an initial aggregate liquidation value of $105 million to be issued, reserved, and distributed as part of the Noteholder PIK Preferred Stock, the Goodman MBE PIK Preferred Stock, and the Management Incentive Plan Equity, each as set forth in the Plan, the New Equity Documents, and the New Organizational Documents. The New PIK Preferred Stock shall have terms and conditions acceptable to the Debtors and the Required Consenting Parties and substantially consistent with the term sheet attached hereto as Exhibit B.

78.    “New Secured Notes” means the new 8.0% senior secured notes due 2022 in an aggregate principal amount of $112.5 million to be issued to the Holders of the Allowed Secured Notes Claims pursuant to the New Secured Notes Documents and the Plan.

79.    “New Secured Notes Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the New Secured Notes (including the indenture governing the New Secured Notes, any guarantee agreements, collateral agreements, and intercreditor agreements), which shall be included in the Plan Supplement and shall be in form and substance acceptable to the Debtors and the Required Consenting Noteholders and substantially consistent with the term sheet attached hereto as Exhibit C.

80.    “Non-Debtor Intercompany Claim” means any Claim held by a non-Debtor affiliate of the Debtors against a Debtor.

81.    “Noteholder Common Stock” means shares equal to 42 percent of all of the common stock in Reorganized Goodman as of the Effective Date, after accounting for the issuance and distribution of the Goodman MBE Group Common Stock and the dilution of the Interests in Goodman, subject to pro rata economic dilution pursuant to the Management Incentive Plan, to be distributed to the Holders of Allowed Secured Notes Claims as set forth in Article III of the Plan.

82.    “Noteholder PIK Preferred Stock” means shares of the New PIK Preferred Stock with an aggregate initial liquidation value of $80 million to be distributed to the Holders of Allowed Secured Notes Claims as set forth in Article III of the Plan.

83.    “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

84.    “Other Secured Claim” means any Secured Claim, other than a Secured Notes Claim.

85.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

86.    “Petition Date” means the date on which each of the Debtors commence the Chapter 11 Cases.

87.    “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, in each case acceptable to the Required Consenting Noteholders and otherwise consistent with the RSA, which shall be initially filed by the Debtors no later than seven (7) calendar days before the Confirmation Objection Deadline and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, and which includes: (a) the New Organizational Documents; (b) the New Secured Notes Documents; (c) the Exit Facility Documents; (d) the Shareholders Agreement; (e) the New Equity Documents; (f) the identity of the members of the Reorganized Goodman Board and the officers of Reorganized Goodman; (g) the Goodman MBE Group Consulting Contracts; (h) the Rejected Executory Contract and Unexpired Lease List; (i) the Assumed Executory Contract and Unexpired Lease List; and (j) the schedule of retained Causes of Action. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with the consent rights set forth in the Plan and the RSA.

88.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

89.    “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

90.    “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

91.    “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Escrow Amount.

92.    “Professional Fee Escrow Amount” means the aggregate amount of Accrued Professional Compensation Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

93.    “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

94.    “Proof of Interest” means a proof of Interest filed in any of the Debtors in the Chapter 11 Cases.

95.    “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

96.    “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement; provided, that such list shall be acceptable to the Required Consenting Noteholders.

97.    “Released Party” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Consenting Parties; (c) the Goodman MBE Group Entity; (d) each of the members of the Goodman MBE Group; (e) the Indenture Trustee; (f) the New Indenture Trustee; (g) each of the Exit Facility Lenders; (h) the Exit Facility Agent; (i) AT&T; (j) DTC; and (k) with respect to each of the foregoing entities in clauses (a) through (j), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; provided, however, that any Entity identified in the foregoing clauses (a) through (k) that opts out of the releases shall not be a “Released Party”; provided, further, that no former director or officer of any Debtor shall be a “Released Party” (solely to the extent such former directors and officers are not also members of the Goodman MBE Group).

98.    “Releasing Parties” means, collectively, (a) each of the Debtors; (b) each of the Consenting Parties; (c) the Goodman MBE Group Entity; (d) each of the members of the Goodman MBE Group; (e) each of the Exit Facility Lenders; (f) the Exit Facility Agent; (g) the Indenture Trustee; (h) the New Indenture Trustee; (i) AT&T; (j) all Holders of Claims or Interests that vote to accept the Plan; (k) all Holders of Claims or Interests that abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (l) all Holders of Claims or Interests that vote to reject the Plan and who do not opt out of the releases provided by the Plan; (m) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (l), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such collectively.

99.    “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

100.    “Reorganized Goodman Board” means the Board of Directors of Reorganized Goodman.

101.    “Required Consenting Equityholders” means two or more Consenting Equityholders that indirectly or directly hold or control at least 40.1 percent of the outstanding shares of common stock in Goodman held by all of the Consenting Equityholders as of any date of determination in accordance with the RSA.

102.    “Required Consenting Noteholders” means two or more Consenting Noteholders that indirectly or directly hold or control at least 50.1 percent of the principal amount of Secured Notes held by all of the Consenting Noteholders as of any date of determination in accordance with the RSA.

103.    “Required Consenting Parties” means, collectively, the Required Consenting Noteholders and the Required Consenting Equityholders.

104.     “Restructuring Transactions” means, collectively, those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors and the Required Consenting Parties reasonably determine to be necessary or desirable to implement the Plan in a manner consistent with the RSA, including the negotiation, incurrence, issuance, establishment, entry into, and performance of, as applicable, the following: (a) the Exit Facility; (b) the New Secured Notes; (c) the New PIK Preferred Stock; (d) the New Common Stock; (e) the Management Incentive Plan; (f) the New Organizational Documents; (g) the Goodman MBE Group Consulting Contracts; (h) the New Equity Documents; and (i) the Shareholders Agreement.

105.    “RSA” means that certain Restructuring Support and Forbearance Agreement, dated as of January 24, 2016, by and among the Debtors, the Consenting Noteholders, and the Consenting Equityholders, including all exhibits and attachments thereto, and as amended, restated, and supplemented from time to time.

106.    “SEC” means the Securities and Exchange Commission.

107.    “Section 510(b) Claim” means any Claim arising from: (a) rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors; (b) purchase or sale of such a security; or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

108.    “Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

109.    “Secured Notes” means those certain 12.125% senior secured notes due 2018, issued by Goodman pursuant to the Secured Notes Indentures.

110.    “Secured Notes Claims” means any Claim arising under, derived from, or based upon the Secured Notes and the Secured Notes Indentures.

111.    “Secured Notes Indentures” means that certain Indenture, dated as of June 23, 2011, by and between Goodman and the Indenture Trustee, as amended, restated, and supplemented from time to time, including by: (a) that certain First Supplemental Indenture, dated as of May 22, 2013, by and between Goodman and the Indenture Trustee; and (b) that certain Second Supplemental Indenture, dated as of September 30, 2013, by and between Goodman, those certain Debtors guarantor parties thereto, and the Indenture Trustee.

112.    “Secured Notes Paydown” means Cash payments in an aggregate amount of $25 million to be distributed to the Holders of Allowed Secured Notes Claims as set forth in Article III of the Plan.

113.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

114.    “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

115.    “Shareholders Agreement” means that certain shareholders agreement that will govern certain matters related to the governance of Reorganized Goodman, which shall be included in the Plan Supplement and shall be in form and substance acceptable to the Debtors and the Required Consenting Parties. The Shareholders Agreement shall set forth the agreed-upon minority protections for the Holders of the New PIK Preferred Stock, the New Common Stock, and Interests in Goodman, which shall be agreed upon by the Debtors and the Consenting Parties. In addition, the Shareholders Agreement will enable shareholders holding at least 25 percent of issued and outstanding common shares of Reorganized Goodman to cause Reorganized Goodman to reincorporate as a Delaware corporation following the Effective Date.

116.    “Solicitation Agent” means Kurtzman Carson Consultants, LLC, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

117.    “Third Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

118.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

119.    “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

120.    “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

B.	Rules of Interpretation

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (5) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (13) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (14) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Texas, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan, the RSA, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	Administrative Claims

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors, with the reasonable consent of the Required Consenting Parties, or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Accrued Professional Compensation Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty (60) days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

B.	Professional Claims

1.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow Account. The Debtors shall fund the Professional Fee Escrow Account with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates, except as otherwise provided in Article II.B.2.

2.	Final Fee Applications and Payment of Accrued Professional Compensation Claims

All final requests for payment of Claims of a Professional shall be filed no later than sixty (60) calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court. The amount of Accrued Professional Compensation Claims owing to the Professionals, after taking into account any prior payments and after applying any retainers, shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Claims are Allowed by a Final Order. To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A. After all Allowed Accrued Professional Compensation Claims have been paid in full, the escrow agent shall return any excess amounts to the Reorganized Debtors.

3.	Professional Fee Escrow Amount

The Professionals shall estimate their Accrued Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments, and shall deliver such estimate to the Debtors no later than five (5) calendar days prior to the anticipated Effective Date, as shall be indicated by the Debtors to such Professionals in writing as soon as reasonably practicable following Confirmation of the Plan; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated shall comprise the Professional Fee Escrow Amount. To the extent that any Accrued Professional Compensation Claims are satisfied after the funding of the Professional Fee Escrow Account with funds outside the Professional Fee Escrow Account, the Professional Fee Escrow Amount shall be reduced by the amount of such funds and such amount shall be returned as soon as practicable to the Debtors or Reorganized Debtors, as applicable.

4.	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses of Professionals that have been formally retained in accordance with sections 327, 363, or 1103 of the Bankruptcy Code before the Confirmation Date.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

D.	Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3	Secured Notes Claims	Impaired	Entitled to Vote

4	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

5	Debtor Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

6	Non-Debtor Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

7	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

8	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

9	Interests in Goodman	Impaired	Entitled to Vote

B.	Treatment of Classes of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor and with the reasonable consent of the Required Consenting Noteholders, either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority

Claim, each such Holder shall receive, at the option of the applicable Debtor(s) and with the reasonable consent of the Required Consenting Noteholders, either:

(i)	payment in full in Cash; or

(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — Secured Notes Claims

(a)	Classification: Class 3 consists of all Secured Notes Claims.

(b)	Allowance: On the Effective Date, Secured Notes Claims shall be Allowed in the aggregate principal amount of $325,000,000, plus any accrued but unpaid interest, fees, and other expenses arising under or in connection with the Secured Notes Indentures.

(c)	Treatment: On the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Notes Claim, each Holder of an Allowed Secured Notes Claim shall receive its Pro Rata share of:

(i)	the Secured Notes Paydown;

(ii)	the New Secured Notes;

(iii)	the Noteholder PIK Preferred Stock; and

(iv)	the Noteholder Common Stock.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Secured Notes Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 — General Unsecured Claims

(a)	Classification: Class 4 consists of any General Unsecured Claims against any Debtor.

(b)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim, each Holder of an Allowed General Unsecured Claim shall receive either:

(i)	payment in Cash in an amount equal to such Allowed General Unsecured Claim in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim; or

(ii)	payment in Cash, including interest, if applicable, as required by contract or applicable law, in an amount equal to such Allowed General Unsecured Claim, upon the later of (A) the Effective Date, (B) the date on which such General Unsecured Claim becomes an Allowed Claim, or (C) such other date as may be ordered by the Bankruptcy Court.

(c)	Voting: Class 4 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5.	Class 5 — Debtor Intercompany Claims

(a)	Classification: Class 5 consists of any Debtor Intercompany Claims.

(b)	Treatment: Each Allowed Debtor Intercompany Claim shall be, at the option of the applicable Debtors and with the reasonable consent of the Required Consenting Noteholders, either:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	canceled and shall receive no distribution on account of such Claims and may be compromised, extinguished, or settled after the Effective Date.

(c)	Voting: Holders of Allowed Debtor Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 — Non-Debtor Intercompany Claims

(a)	Classification: Class 6 consists of any Non-Debtor Intercompany Claims.

(b)	Treatment: Each Allowed Non-Debtor Intercompany Claim shall be, at the option of the applicable Debtors and with the reasonable consent of the Required Consenting Noteholders, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Claims.

(c)	Voting: Holders of Allowed Non-Debtor Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Non-Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 — Section 510(b) Claims

(a)	Classification: Class 7 consists of any Section 510(b) Claims.

(b)	Allowance: Notwithstanding anything to the contrary in the Plan, a Section 510(b) Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court. The Debtors are not aware of any asserted Class 7 Claim and believe that no Section 510(b) Claims exist.

(c)	Treatment: Allowed Section 510(b) Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of Allowed Section 510(b) Claims shall not receive any distribution on account of such Allowed Section 510(b) Claims.

(d)	Voting: Class 7 is Impaired. Holders, if any, of Allowed Section 510(b) Claims are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders, if any, of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

8.	Class 8 — Intercompany Interests

(a)	Classification: Class 8 consists of all Interests in the Debtors other than Goodman.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors and with the reasonable consent of the Required Consenting Noteholders, either:

(i)	Reinstated on the Effective Date for the ultimate benefit of the Holders of Reorganized Goodman Interests, including the New PIK Preferred Stock, the New Common Stock, and the diluted Interests in Goodman, and in exchange for the Debtors’ and the Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims and Interests; or

(ii)	cancelled without any distribution on account of such Interests.

For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

(c)	Voting: Class 8 is Unimpaired under the Plan. Holders of Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Interests in Goodman

(a)	Classification: Class 9 consists of all Interests in Goodman.

(b)	Treatment: On the Effective Date, all Interests in Goodman shall be diluted by the issuance, allocation, and distribution of the Noteholder Common Stock and the Goodman MBE Group Common Stock. After such dilution by the Noteholder Common Stock and the Goodman MBE Group Common Stock, the Interests in Goodman shall constitute 7.9 percent of the common stock in Reorganized Goodman on the Effective Date, subject to further pro rata economic dilution pursuant to the Management Incentive Plan.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Interests in Goodman are entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the Holders of such Claims or Interests in such Class.

F.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

B.	Restructuring Transactions

On and after the Confirmation Date, the Debtors, with the consent of the Required Consenting Noteholders, or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan and the RSA, which transactions shall include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of the New Organizational Documents; (e) the execution and delivery of the Exit Facility Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) the execution and delivery of the New Secured Notes Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable), and the issuance and distribution of the New Secured Notes to the Holders of the Secured Notes; (g) the funding and distribution of the Secured Notes Paydown to the Holders of the Secured Notes; (h) the execution and delivery of the New Equity Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable), and the issuance, distribution, reservation, or dilution, as applicable, of (1) the New PIK Preferred Stock to the Holders of Secured Notes and the Goodman MBE Group Entity, (2) the New Common Stock to the Holders of Secured Notes and the Goodman MBE Group Entity, and (3) the Interests of Goodman to the Holders of Interests in Goodman; (i) the execution and delivery of the Shareholders Agreement; (j) the execution and delivery of the Goodman MBE Group Consulting Contracts; (k) the adoption of the Management Incentive Plan and the issuance and reservation of the Management Incentive Plan Equity to the participants in the Management Incentive Plan on the terms and conditions set by the Reorganized Goodman Board after the Effective Date; and (l) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

C.	Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the New Secured Notes; (2) the New PIK Preferred Stock; (3) the New Common Stock; and (4) the Debtors’ encumbered and unencumbered Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock, will be exempt from SEC registration, as described more fully in Article IV.G below.

1.	Issuance and Distribution of the New Secured Notes

On the Effective Date, the Reorganized Debtors shall issue the New Secured Notes to the Holders of the Secured Notes on the terms and conditions set forth in the New Secured Notes Documents.

2.	Issuance and Distribution of the New PIK Preferred Stock

On the Effective Date, Reorganized Goodman shall (i) issue New PIK Preferred Stock with an initial aggregate liquidation value of $80 million to the Holders of the Secured Notes Claims, (ii) issue the New PIK Preferred Stock with an initial liquidation value of $20 million to the Goodman MBE Group Entity, and (iii) reserve the New PIK Preferred Stock with an initial liquidation value of $5 million for the Management Incentive Plan. All of the New PIK Preferred Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Each distribution and issuance of the New PIK Preferred Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including the Shareholders Agreement and the New Organizational Documents, which terms and conditions shall bind each Entity receiving such distribution or issuance. On the Effective Date, the New PIK Preferred Stock will not be registered on any exchanged. On and after the Effective Date, the reservation and subsequent issuance of the New PIK Preferred Stock as part of the Management Incentive Plan shall be authorized based on the terms and conditions determined by the Reorganized Goodman Board.

3.	Issuance and Distribution of the New Common Stock and Dilution of Interests in Goodman

On the Effective Date, Reorganized Goodman shall issue the New Common Stock to the Entities entitled to receive the New Common Stock pursuant to the Plan, including the Holders of the Secured Notes and the Goodman MBE Group Entity. All of the New Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Each (a) distribution and issuance of the New Common Stock under the Plan and (b) dilution of Interests in Goodman under the Plan, shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the Shareholders Agreement and the New Organizational Documents, which terms and conditions shall bind each Entity receiving such distribution of the New Common Stock or retaining such Interests in Goodman. On the Effective Date, the New Common Stock and the remaining and diluted Interests in Goodman will not be registered on any exchange. On and after the Effective Date, the issuance of the incentive arrangements under the Management Incentive Plan Equity as part of the Management Incentive Plan shall be authorized based on the terms and conditions determined by the Reorganized Goodman Board.

4.	Cash on Hand

The Reorganized Debtors shall use Cash on hand to fund distributions to certain Holders of Claims, including the Secured Notes Paydown and the payment of Allowed General Unsecured Claims as set forth in Article III of the Plan.

D.	Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility on the terms and conditions set forth in the Exit Facility Documents. The Exit Facility shall be a $25 million secured revolving credit facility. On and after the Effective Date, the Exit Facility Documents shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.

E.	Shareholders Agreement

On the Effective Date, Reorganized Goodman shall enter into and deliver the Shareholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock and New PIK Preferred Stock and each Holder of Interests in Goodman, and such parties shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Goodman.

F.	Goodman MBE Group and the Goodman MBE Group Consulting Contracts

On the Effective Date, Reorganized Goodman, the members of the Goodman MBE Group, and/or the Goodman MBE Group Entity shall enter into the Goodman MBE Group Consulting Contracts. The Goodman MBE Group Consulting Contracts shall require the members of the Goodman MBE Group to, among other things, provide certain consulting services to Reorganized Goodman and maintain Reorganized Goodman’s MBE Status, including by agreeing not to transfer any New Common Stock in a manner inconsistent with the Goodman MBE Group Consulting Contracts or the Shareholders Agreement. In exchange for entering into the Goodman MBE Group Consulting Contracts, the Goodman MBE Group shall receive on the Effective Date: (1) the Goodman MBE Group PIK Preferred Stock; and (2) the Goodman MBE Group Common Stock.

G.	Exemption from Registration Requirements

Pursuant to section 1145 of the Bankruptcy Code and section 3(a)(9) of the Securities Act, except as noted below, the offering, issuance, and distribution of the 1145 Securities in respect of Claims as contemplated by the Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of

Securities. The 1145 Securities to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the Shareholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the 1145 Securities to be issued under the Plan through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the 1145 Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

The Goodman MBE Group Preferred Stock and the Goodman MBE Group Common Stock will be issued in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder, to a limited number of recipients in a transaction not involving a public offering. All shares of Goodman MBE Group Preferred Stock and Goodman MBE Group Common Stock issued in reliance upon Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder will be considered “restricted securities” and may not be resold except pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements thereunder.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities, the Goodman MBE Group Preferred Stock, or the Goodman MBE Group Common Stock to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. For the avoidance of doubt, all of the New PIK Preferred Stock, the New Common Stock, and remaining and diluted Interests in Goodman shall be subject to the terms of the Shareholders Agreement.

H.	Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

I.	Corporate Action

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation of the Restructuring Transactions; (4) the applicable Reorganized Debtors’ entry into the Exit Facility Documents Agreement and the New Secured Notes Documents; and (5) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Exit Facility Documents and the New Secured Notes Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article V.I shall be effective notwithstanding any requirements under non-bankruptcy law.

J.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents and the New Secured Notes Documents and the Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

K.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims, including the Secured Notes Claims, shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Indenture Trustee shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan and (2) allowing and preserving the rights of the Indenture Trustee to make distributions on account of Allowed Claims as provided in the Plan; (3) preserving the Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to Holders of Secured Notes Claims, including permitting the Indenture Trustee to maintain, enforce, and exercise its charging liens against such distributions, (4) preserving all rights, including rights of enforcement, of the Indenture Trustee against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of the Secured Notes Claims pursuant and subject to the terms of the Secured Notes Indentures as in effect on the Effective Date, (5) permitting the Indenture Trustee to enforce any obligation (if any) owed to the Indenture Trustee under the Plan, and (6) permitting the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The Indenture Trustee shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Indenture Trustee and its representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Indenture Trustee shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Indenture Trustee, including costs of its professionals incurred after the Effective Date in connection with any obligation that survive under the Plan will be paid by the Reorganized Debtors in the ordinary course.

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the RSA, the Exit Facility Documents, the New Secured Notes Documents, the New Equity Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

M.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the Exit Facility, the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the Exit Facility and the New Secured Notes; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.	New Organizational Documents

The New Organizational Documents shall, among other things: (1) contain the terms and minority protections consistent with the RSA and the New PIK Preferred Stock term sheet attached hereto as Exhibit B; (2) authorize the issuance, distribution, and reservation of the New PIK Preferred Stock and the New Common Stock to the Entities entitled to receive such Interests under the Plan; (3) authorize the continuance of the existing Interests of Goodman, subject to dilution by the New Common Stock and further pro rata economic dilution pursuant to the Management Incentive Plan as set forth in the Plan; and (4) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, prohibit the issuance of non-voting Equity Securities; provided, however, for the avoidance of doubt, that the cash-settlement restricted stock units to be issued as part of the Management Incentive Plan Equity are not intended to be “Equity Securities.”

On or immediately before the Effective Date, Goodman or Reorganized Goodman, as applicable, will file its New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of the respective state of incorporation or formation, to the extent required for such New Organizational Documents to become effective. After the Effective Date, Reorganized Goodman may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

O.	SEC Reporting Requirements

On or before the Effective Date, the Debtors shall make all necessary filings to cease to be subject to the public reporting requirements under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and other applicable securities rules and regulations. After such time (including following the Effective Date) the Debtors cease to be subject to such reporting requirements, the Debtors and the Reorganized Debtors, as applicable, shall (1) provide comparable reporting to (a) the Indenture Trustee and/or the New Indenture Trustee, on behalf of the Holders of the New Secured Notes, and (b) the Exit Facility Agent, on behalf of the Exit Facility Lenders and (2) make such reports available to the New Secured Notes Trustee, the Exit Facility Agent, the Holders of New Secured Notes, the Holders of New PIK Preferred Stock, and the Holders of New Common Stock and remaining and diluted Interests in Goodman on a private portal on Goodman’s website. Such reporting shall include information and reports substantially similar to those required in SEC Forms 10-K and 10-Q for a reporting company of similar size to the Debtors or the

Reorganized Debtors and information regarding the occurrence of any event that would have required the Debtors or the Reorganized Debtors to file a Current Report on Form 8-K with the SEC if such event had occurred prior to the Debtors no longer being subject to such SEC reporting requirements.

P.	Directors and Officers

On the Effective Date, the Reorganized Goodman Board shall consist of five persons and will include: (1) two directors selected by the Required Consenting Equityholders; (2) one independent director selected by the Required Consenting Equityholders from three potential directors proposed by AT&T; and (3) two independent directors selected by the Required Consenting Noteholders. On the Effective Date, the terms of the current members of the Goodman board of directors shall expire, and the Reorganized Goodman Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement.

On the Effective Date, the officers and overall management structure of Reorganized Goodman shall be determined by the Required Consenting Equityholders, subject to the consent of AT&T, and in consultation with the Consenting Noteholders, subject to the terms and conditions set forth in the RSA. Notwithstanding anything to the contrary in the Plan or the RSA, after the Effective Date, all officers and management decisions with respect to Reorganized Goodman (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized Goodman Board; provided, however, that affiliate transactions shall be subject to any applicable restrictions set forth in the Exit Facility Documents, the New Secured Notes Documents, the New Organizational Documents, and the New Equity Documents.

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, including the Shareholders Agreement and the New Organizational Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

Q.	Management Incentive Plan

On or after the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan. The Reorganized Goodman Board shall be authorized to institute such Management Incentive Plan, enact and enter into related policies and agreements, and distribute the Management Incentive Plan Equity to participants based on the terms and conditions determined by the Reorganized Goodman Board. For the avoidance of doubt, the terms and conditions of the Management Incentive Plan (including any related agreements, policies, programs, other arrangements, and the Management Incentive Plan participants) shall be determined solely by the Reorganized Goodman Board after the Effective Date. The members of the Goodman MBE Group who are employed by Reorganized Goodman and the Reorganized Goodman’s officers and management team that are or become employees of Reorganized Goodman will be entitled to participate in the Management Incentive Plan.

R.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The

Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

S.	Payment of Certain Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay on the Effective Date all then-outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the RSA and the Cash Collateral Order and those of the New Indenture Trustee.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, and regardless of whether such Executory Contract or Unexpired Lease is identified on the Assumed Executory Contract and Unexpired Lease List, unless such Executory Contract and Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumption and assignment, or rejections, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Lease List, and the Rejected Executory Contract and Unexpired Leases List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List and the Assumed Executory Contract and Unexpired Lease List at any time through and including thirty (30) days after the Effective Date.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty (30) days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.	Cure of Defaults and Objections to Cure and Assumption

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Within seven (7) calendar days before the Confirmation Objection Deadline, the Debtors shall provide notices of proposed cure amounts to counterparties to Executory Contracts and Unexpired Leases, which shall include a description of the procedures for objecting to assumption thereof based on the proposed cure amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served, and actually received by the counsel to the Debtors, counsel to the Consenting Noteholders, the Solicitation Agent, and the U.S. Trustee no later than April 27, 2017, at 5:00 p.m., prevailing Central Time. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

In the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

E.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors,’ officers,’ employees,’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F.	Director, Officer, Manager, and Employee Liability Insurance

On or before the Effective Date, the Debtors, on behalf of the Reorganized Debtors, shall be authorized to and shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six (6)-year period following the Effective Date for the benefit of the Debtors’ current and former directors, managers, officers, and employees on terms no less favorable to such persons than their existing coverage under the D&O Liability Insurance Policies with available aggregate limits of liability upon the Effective Date of no less than the aggregate limit of liability under the existing D&O Liability Insurance Policies; provided, however, that the premium paid for any such tail coverage shall be less than $400,000 and shall be obtained in consultation with the Required Consenting Noteholders.

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring on or prior to the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full six-year term of such policy regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G.	Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Goodman Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’

compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order; provided that the consummation of the transactions contemplated in the Plan shall not constitute a “change in control” with respect to any of the foregoing arrangements. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

J.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest) each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or

Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee fees until such time as a particular case is closed, dismissed, or converted.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent for the Holders of Allowed Secured Notes Claims may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Allowed Secured Notes Claims to the extent consistent with the customary practices of DTC. Such distributions shall be subject in all respects to the right of the Indenture Trustee to assert its applicable charging liens against such distributions. All distributions made to Holders of Allowed Secured Notes Claims shall be eligible to be distributed through the facilities of DTC and as provided for under the Secured Notes Indentures.

D.	Rights and Powers of Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

E.	Delivery of Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Distribution Agent, as appropriate: (a) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the claim of any Holder to such property or interest in property shall be discharged of and forever barred.

3.	No Fractional Distributions

No fractional notes or shares, as applicable, of the New Secured Notes, the New PIK Preferred Stock, or the New Common Stock shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of notes or shares, as applicable, of the New Secured Notes, the New PIK Preferred Stock, or the New Common Stock that is not a whole number, the actual distribution of notes or shares, as applicable, of the New Secured Notes, the New PIK Preferred Stock, or the New Common Stock shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized notes and shares, as applicable, of New Secured Notes, New PIK Preferred Stock, or New Common Stock shall be adjusted as necessary to account for the foregoing rounding.

F.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the Cash Collateral Order, or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

I.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

J.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, and other than with respect to all Secured Notes Claims, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

K.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.	Disputed Claims Process

Holders of Claims and Interests need not file a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B hereof. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid pursuant to the Plan in the ordinary court of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, if the Debtors or the Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Solely to the extent that an Entity is required to file a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan. For the avoidance of doubt, there is no requirement to file a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must file cure objections as set forth in Article V.C hereof to the extent such Entity disputes the amount of the cure set forth in the Assumed Executory Contract and Unexpired Lease List. All Proofs of Claim required to be filed by the Plan that are filed after the date that they are required to be filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.R of the Plan.

C.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	Adjustment to Claims Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

F.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

G.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date. Notwithstanding anything to the contrary in this Article XIII.B, all existing Interests in Goodman shall be continued and diluted in accordance with Article III of the Plan.

C.	Release of Liens

Except (1) with respect to the Liens securing (a) the Exit Facility, (b) the New Secured Notes, and (c) Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

D.	Debtor Release

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Secured Notes, the Cash Collateral Order, the Intercreditor Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the RSA, the Disclosure Statement, the Exit Facility, the New Secured

Notes, the Goodman MBE Group Consulting Contracts, the New Equity Documents, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the Exit Facility, the New Secured Notes, the Goodman MBE Group Consulting Contracts, the New Equity Documents, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act, or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing: (1) the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan; and (2) the Debtor Release does not waive or release any right, claim, or Cause of Action (a) in favor of any Debtor or Reorganized Debtor, as applicable, arising under any contractual obligation owed to such Debtor or Reorganized Debtor not satisfied or discharged under the Plan or (b) as expressly set forth in the Plan or the Plan Supplement.

E.	Third-Party Release

Effective as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Exit Facility, the Secured Notes, the Cash Collateral Order, the Intercreditor Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the RSA, the Disclosure Statement, the Exit Facility, the New Secured Notes, the Goodman MBE Group Consulting Contracts, the New Equity Documents, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exit Facility, the New Secured Notes, the Goodman MBE Group Consulting Contracts, the New Equity Documents, or the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. Notwithstanding the foregoing, the Third-Party Release with respect to each Debtor and Reorganized Debtor as a “Released Party” does not waive or release any right, defense, Claim, or Cause of Action by any Releasing Party arising in the ordinary course of business or under any current or former agreement between the Releasing Party and the Debtor or Reorganized Debtor that has not otherwise been released, satisfied, or discharged under the Plan. Notwithstanding anything to the contrary, (a) nothing in this Plan shall affect any legal, equitable, or contractual rights or defenses of any third-party plaintiffs and the Debtors or Reorganized Debtors, as applicable, in litigation by and between any third-party plaintiff, on the one hand, and the Debtors or Reorganized Debtors, as applicable, on the other hand, and (b) such third-party plaintiffs will not be deemed “Releasing Parties” under the Plan with respect to any Debtor or Reorganized Debtor named or to be named in such litigation.

F.	Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

G.	Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

H.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

K.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:

1.	the Bankruptcy Court shall have entered the Confirmation Order;

2.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

3.	the Exit Facility Documents, the New Secured Notes Documents, the New Organizational Documents, the New Equity Documents, the Shareholders Agreement, and the Goodman MBE Group Consulting Contracts shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

4.	all tax liabilities asserted against the Debtors in the amount of $5 million or greater have been resolved in a manner acceptable to the Debtors and the Required Consenting Noteholders;

5.	all Accrued Professional Compensation Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court;

6.	all reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the RSA, the Cash Collateral Order, and to the New Indenture Trustee, shall have been paid; and

7.	the Debtors and the Required Consenting Parties shall have used reasonable best efforts to obtain good-faith assurances of the continuation of the Reorganized Debtors’ MBE Status.

B.	Waiver of Conditions Precedent

The Debtors, with the consent of the Required Consenting Parties, may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the limitations contained in the Plan, the Debtors, with the consent of the Required Consenting Parties, reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.    resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.    ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.    enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.    grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.    adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10.    adjudicate, decide, or resolve any and all matters related to enforcement of the RSA;

11.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.    resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

13.    hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

14.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

16.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17.    enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18.    enforce all orders previously entered by the Bankruptcy Court; and

19.    hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, and with the consent of the Required Consenting Noteholders, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the RSA. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

D.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

E.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

Goodman Networks Incorporated

2801 Network Blvd., Suite 300,

Frisco, Texas 75034

Attention: Anthony Rao

E-mail: arao@goodmannetworks.com

With copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Patrick J. Nash, Jr., P.C. and Joseph M. Graham, Esq.

E-mail: patrick.nash@kirkland.com, joe.graham@kirkland.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York, 10022

Facsimile: (212) 446-4900

Attention: Joshua A. Sussberg, P.C. and Alexander N. Cross, Esq.

E-mail: joshua.sussberg@kirkland.com, alex.cross@kirkland.com

Haynes & Boone LLP

301 Commerce Street, Suite 2600

Fort Worth, Texas 76102

Facsimile: (214) 651-5940

Attention: Stephen M. Pezanosky, Esq., J. Frasher Murphy, Esq., and Matthew T. Ferris, Esq.

E-mail: stephen.pezanosky@haynesboone.com, frasher.murphy@haynesboone.com, matt.ferris@haynesboone.com

If to the Consenting Noteholders:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Facsimile: (212) 872-1025

Attention: Michael S. Stamer, Esq., Meredith Lahaie, Esq., and Sara Brauner, Esq.

E-mail: mstamer@akingump.com, mlahaie@akingump.com, sbrauner@akingump.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that continue to receive documents pursuant to Bankruptcy Rule 2002 requiring such Entity to file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

F.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the RSA, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

G.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from www.kccllc.net/goodman or the Bankruptcy Court’s website at www.txnb.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

H.	Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the Required Consenting Parties (and without the consent of the Exit Facility Agent solely with respect to provisions relating to the treatment, rights, or terms of the Exit Facility); and (3) nonseverable and mutually dependent.

I.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

J.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the RSA, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

K.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

[Remainder of page intentionally left blank.]

Dated: May 2, 2017

Respectfully submitted,

By:	/s/ John Debus
Name:	John Debus
Title:	Interim Chief Financial Officer

Prepared by:

Patrick J. Nash, P.C. (admitted pro hac vice)

Joseph M. Graham (admitted pro hac vice)

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000 (telephone)

–and–

Joshua A. Sussberg, P.C. (admitted pro hac vice)

Alexander N. Cross (admitted pro hac vice)

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800 (telephone)

–and–

Stephen M. Pezanosky (TX Bar No. 15881850)

J. Frasher Murphy (TX Bar No. 24013214)

Matthew T. Ferris (TX Bar No. 24045870)

HAYNES & BOONE LLP

301 Commerce Street, Suite 2600

Fort Worth, Texas 76102

(817) 347-6600 (telephone)

Co-Counsel to the Debtors and Debtors in Possession

Exhibit A

Exit Facility Term Sheet

John Kalmar Director MidCap Financial Services, LLC 259 W 30th Street, Suite 301 New York, NY 10001 646-677-0004 jkalmar@midcapfinancial.com

March 2, 2017

Goodman Networks Incorporated

2801 Network Blvd., Suite 300

Frisco, TX 75034

Attn: John T. Debus, Interim CFO

Facsimile: 214.260.7134

Email: John.Debus@fticonsulting.com

Re: Exit Financing Credit Facility

Dear Mr. Debus,

We are pleased to advise you that MidCap Financial Services, LLC (“MidCap Financial Services”), as servicer for MidCap Financial Trust or a to-be-determined affiliate (“MidCap Financial Funding”) will evaluate a $25 million senior secured exit financing revolving credit facility (the “Exit Financing Credit Facility”) with Goodman Networks Incorporated and each of its subsidiaries (“Borrower”) following exit of Borrower from bankruptcy cases to be filed in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”; and such cases being collectively the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101, et. seq. (the “Bankruptcy Code”) under the terms and conditions set forth below. The Exit Financing Credit Facility shall consist of a $25 million revolving line of credit.    The Exit Financing Credit Facility shall be used to provide for Borrower’s ongoing working capital requirements.

Please note that the terms and conditions set forth below are for discussion purposes only and do not imply in any way a commitment by any entity to approve or enter into a funding arrangement. This is a non-binding term sheet; provided, however, that Borrower agrees to be bound by the provisions of this term sheet relating to confidentiality, exclusivity and expense reimbursement. Funding under this proposal will only be made by MidCap Financial Funding upon legal documentation and credit approval by MidCap Financial Funding and their designated advisors, and all terms set forth herein are subject to such approvals, due diligence review, and legal documentation. Upon obtaining the approvals and the completion of due diligence as described above, MidCap Financial Funding agrees that it is its intention to negotiate and execute a commitment letter to provide Borrower with the Facility, subject to the approvals, on the terms and conditions set forth herein and in the commitment letter, including the payment by Borrower of a fee of $150,000 to MidCap Financial Funding (the “Commitment Fee”) prior to the commencement of the voluntary filing of any bankruptcy proceeding by the Borrower, which is currently expected to be on or about March 13, 2017. The Commitment Fee shall be fully earned upon the execution of the commitment letter by MidCap Financial Funding in connection herewith, but shall be refundable upon the occurrence of (i) the Exit Financing Credit Facility closing or (ii) the abandonment of the Exit Financing Credit Facility due to MidCap Financial Funding not being satisfied with (x) the Resolution of the Texas Tax Liabilities (as defined below) or (y) the Plan and Confirmation Order (as defined below).

General

Borrower:	Goodman Networks Incorporated and each of its subsidiaries, being Multiband Field Services, Incorporated and Goodman Networks Services, LLC on the date hereof.

Administrative Agent:	MidCap Financial Funding

Servicer:	MidCap Financial Services

Terms and Conditions –Exit Financing Credit Facility
Lenders:	MidCap Financial Funding and such other banks and financial institutions as may be arranged by MidCap Financial Funding.

Facility:	Exit Financing Credit Facility

Commitment Amount:	The maximum loan amount under the Exit Financing Credit Facility (the “Commitment Amount”) shall be $25 million. The amount available to Borrower under the Exit Financing Credit Facility at any one time shall be based upon availability as set forth in the Exit Financing Credit Agreement (as defined below).

Other Terms and Conditions:	The Credit and Security Agreement with respect to the Exit Financing Credit Facility (the “Exit Financing Credit Agreement”) shall contain identical term and conditions, including, but not limited to, collateral security, availability, lien priority, principal and interest repayment, interest rates and fees as set forth in that certain Credit and Security Agreement dated as of July 29, 2016 (as amended from time to time (but not including the amendments set forth in the Forbearance Agreement dated March 1, 2017), the “Pre-Petition Credit Agreement”) updated mutatis mutandis, except that (i) all tax liabilities asserted against Borrower by the State of Texas in the amount of $5 million or greater, including the disputed sales tax liability with the State of Texas (the “Texas Tax Liabilities”), have been resolved in a manner acceptable to Administrative Agent in its sole discretion prior to closing, provided that if the required supermajority of the holders of Borrower’s existing 12.125% Senior Secured Notes due 2018 is satisfied with the resolution of the Texas Tax Liabilities then the Administrative Agent shall be deemed to be satisfied as well (the “Resolution of the Texas Tax Liabilities”), (ii) the financial covenants are to be determined as set forth below and (iii) the Exit Financing Credit Agreement shall permit the

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issuance of the Noteholder PIK Preferred Stock (as defined in the RSA (as defined below)), the Goodman MBE Group PIK Preferred Stock (as defined in the RSA) and the PIK Preferred Stock (as defined in the RSA) distributed to the participants in the management incentive plan of the Borrower and the redemption terms with respect thereto, in each case subject to the terms and conditions as expressly set forth in the RSA on the date thereof.

Chapter 11 Conditions:	The obligations of Administrative Agent and Lenders to extend loans under the Exit Financing Credit Facility shall be subject to the satisfaction on the Closing Date of the conditions precedent specified in the Exit Financing Loan Documents, unless waived in writing by Administrative Agent and Lenders, which conditions precedent shall include, without limitation, the following:

	1.	The Exit Financing Loan Documents shall have been executed and delivered by the parties thereto, the terms of which shall be consistent with this term sheet and acceptable to Administrative Agent and Lenders in form and substance;

	2.	The Chapter 11 Plan and any amendments (“Plan”) thereto shall be in form and substance satisfactory to Administrative Agent and Lender solely with respect to the provisions related to the Exit Financing Credit Facility (including the liens securing the obligations thereunder). The Plan shall contain the material terms set forth in the Restructuring Support and Forbearance Agreement dated January 24, 2017 (“RSA”) and the Plan shall contain no provisions that adversely affect Administrative Agent and Lender in any material respect or may reasonably be expected to adversely affect the interests of Administrative Agent or Lenders in any material respect, that has not been approved by Administrative Agent and Lenders in writing. The Plan shall be substantially consummated and effective concurrently with the closing of the Exit Financing Credit Facility, and all agreements and undertakings of the parties thereunder to be performed by such time shall have been satisfied and performed or waived in writing and the Confirmation Order (defined below) shall be entered, valid, subsisting and continuing and all conditions precedent to the effectiveness of the Plan shall have been fulfilled or waived in writing. No motion, action or proceeding shall be pending against Borrower or other credit party by any creditor or other party in interest in the Bankruptcy Court or any other court of competent jurisdiction which adversely affects or may reasonably be expected to adversely affect the interests of Administrative Agent or Lenders in any material respect that has not been approved by Administrative Agent and Lenders in writing;

	3.	An order confirming the Plan (“Confirmation Order”), in form and substance acceptable to Administrative Agent and Lender solely

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with respect to the provisions related to the Exit Financing Credit Facility (including the liens securing the obligations thereunder), shall have been entered in the Chapter 11 Case and such Confirmation Order shall be in full force and effect and shall not have been modified, reversed, stayed or vacated. The Confirmation Order shall contain no provisions that adversely affect Administrative Agent and Lender in any material respect or may reasonably be expected to adversely affect the interests of Administrative Agent or Lenders in any material respect, that has not been approved by Administrative Agent and Lenders in writing;

	4.	The Administrative Agent and Noteholders shall have entered into a customary intercreditor agreement in form and substance reasonably acceptable to Administrative Agent and the trustee of the Borrower’s 8.0% Senior Secured Notes due 2022, the terms of which shall be substantially similar to the terms of that certain Intercreditor Agreement, dated as of June 23, 2011 and amended as of May 22, 2013, by and among PNC Bank, National Association, as administrative agent for the ABL secured parties, U.S. Bank, National Association, as collateral trustee for the collateral trust secured parties and the Borrower;

	5.	The Administrative Agent and Lenders shall have received all Fees on the Closing Date;

	6.	All Obligations (including, without limitation, the Deferred Origination Fee) of Administrative Agent and Lenders under the Pre-Petition Credit Agreement shall have been indefeasibly paid in full and the Pre-Petition Credit Agreement shall have been terminated not later than four (4) Business Days prior to the commencement of the Chapter 11 Case.

Financial Covenants:	The Exit Financing Credit Agreement shall require a fixed charge coverage ratio covenant and a liquidity covenant, each of which to be determined subsequent to completion of due diligence.

Loan Documents:

Borrower shall execute and deliver to Administrative Agent all necessary credit documentation, including the Exit Financing Credit Agreement, incorporating the terms and conditions set forth in this term sheet, together with customary closing documentation, instruments, documents, certificates, resolutions, opinions and assurances as are reasonable and customary for similar loans, and other items reasonably requested by the Administrative Agent, in each case in form and substance substantially similar to the loan documents executed in connection with the Pre-Petition Credit Agreement taking into account the provisions of the MidCap Financial Funding commitment letter and the provisions of the described in the Restructuring Agreement, the Confirmation Order and the Plan (collectively, the “Exit Financing Loan Documents”).

Administrative Agent shall receive an opinion from Borrower’s counsel satisfactory to Administrative Agent; it being understood that the opinion received from Borrower’s counsel with respect to the Pre-Petition Credit Agreement was satisfactory.

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Facility Costs:	All reasonable and documented costs associated with the Exit Financing Credit Facility, including, but not limited to Administrative Agent’s out-of-pocket expenses associated with the transaction, professional fees, recording fees, search fees, and filing fees will be paid by Borrower regardless of whether the transaction closes. Upon acceptance of the general terms of this letter, Borrower shall remit a $100,000 deposit (the “Good Faith Deposit”), which amount shall be applied against the Exit Financing Credit Facility costs and expenses (including attorney’s fees) whenever incurred and without further order of the Bankruptcy Court; provided that, the remaining surplus portion of the Good Faith Deposit, if any, remaining after first applying to Fees shall be promptly refunded to Borrower in the event the Facility fails to close. Lender reserves the right to request additional amounts to cover all reasonable out of pocket expenses associated with the transaction. All reasonable and documented Exit Financing Credit Facility costs and expenses (including attorney’s fees) shall be deemed administrative expenses under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

Closing Conditions:	The obligations of Administrative Agent and Lenders to extend loans under the Exit Financing Credit Facility shall be subject to the satisfaction on the Closing Date of the conditions precedent specified in the Exit Financing Loan Documents, unless waived in writing by Administrative Agent and Lenders.

Governing Law / Waiver	This term sheet and the Exit Financing Loan Documents shall be governed by and construed in accordance with the laws of the State of Maryland. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Exit Financing Credit Facility or the other transactions contemplated hereby, or the performance by us or any of our affiliates of the services contemplated hereby.

MidCap Financial Funding may terminate its review of the Facility at any time in its sole discretion, and agrees to provide prompt written notice of the same to Borrower. Upon such termination, MidCap Financial shall promptly return to Borrower the surplus of Good Faith Deposit, if any, after first applying to Fees. Closing of the Facility is subject to further due diligence and underwriting, continuing satisfaction with the financial and business conditions of the Borrower and its principals, and receipt of documentation and assurances satisfactory to MidCap Financial Funding and its legal counsel. This term sheet does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final Financing Documents for the Facility between Borrower and MidCap Financial Funding. The Facility shall be subject to such other terms, covenants and conditions as may be deemed appropriate.

This term sheet is being delivered in reliance that all information provided to Administrative Agent is and will be accurate and complete. The contents of this term sheet may not be shared with any third party without prior written consent, except for management and regulatory bodies on a need-to-know basis. All persons who are informed of the contents of this term sheet also need to be informed that such contents are confidential and cannot be disclosed without Administrative Agent’s prior written consent.

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This term sheet supersedes all previous discussions, communications and proposals relating in any way to the Facility and shall expire if not executed by Borrower and returned to MidCap Financial Services by 5:00pm EST on March 3, 2017.

MidCap Financial Services, on behalf of MidCap Financial Funding, hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”) and normal policies and practices, MidCap Financial Services is required, on behalf of MidCap Financial Funding, to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow MidCap Financial Funding to identify each Borrower in accordance with the Act.

If you would like MidCap Financial Services to continue reviewing your loan request, please evidence your agreement with the forgoing by accepting this proposal on the space set forth below, and returning it, along with the Good Faith Deposit to:

MidCap Financial Services, LLC,

Attn: Finance & Accounting/Good Faith Department,

7255 Woodmont Ave. Suite 200, Bethesda, MD 20814.

Alternatively, the good faith deposit can be wired to:

SunTrust Bank

25 Park Place, Atlanta, GA 30303

ABA # 061000 104

Account Name: MidCap Financial Services, LLC

ACCT# 1000113400435

ATTN: Goodman Networks

Upon receipt, we will immediately begin due diligence, MidCap Financial Funding’s credit process and legal documentation. We appreciate the opportunity to furnish this proposal to you. If you have any questions, please do not hesitate to call.

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Sincerely,

MIDCAP FINANCIAL SERVICES, LLC

Name: John Kalmar
Title:	Director
[sent via email]

ACCEPTED AND AGREED:

GOODMAN NETWORKS INCORPORATED

Name:
Title: Date:

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Exhibit B

New Secured Notes Term Sheet

New Secured Notes Term Sheet

This Term Sheet provides an outline of senior secured notes to be distributed pursuant to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (the “Plan”) of the Company and its subsidiaries with respect to claims under the 12.125% Senior Secured Notes due 2018 (the “Existing Notes”) issued pursuant to that certain Indenture, dated as of June 23, 2011 (as amended prior to the date hereof, the “Existing Indenture”), between Goodman Networks Incorporated and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Company:	Goodman Networks Incorporated, a Texas corporation (the “Company”).

Principal Amount of Notes:	$112,500,000 aggregate principal amount of new 8.000% senior secured notes due 2022 (the “New Secured Notes”).

Maturity Date:	The fifth anniversary of the fifteenth day of the calendar month in which the Effective Date of the Plan occurs.

Interest Rate:	8.000% per annum.

Interest Payment Dates:	Interest on the New Secured Notes will be payable semi-annually commencing on the 15th day of the sixth calendar month following the Effective Date of the Plan.

Ranking:	Senior secured.

Guarantors and Collateral:	The New Secured Notes shall be guaranteed by the same subsidiaries of the Company that guarantee the Existing Notes, and shall be secured by the same collateral securing the Existing Notes. The liens on ABL Priority Collateral (as defined in that certain Intercreditor Agreement, dated as of June 23, 2011 and amended as of May 22, 2013 (the “Existing Intercreditor Agreement”), among MidCap Financial Trust for as administrative agent for the ABL secured parties (in its capacity as replacement lender for PNC Bank, National Association), U.S. Bank, National Association, as collateral trustee for the collateral trust secured parties and the Company) shall be subordinated to the liens on ABL Priority Collateral securing the new credit and security agreement (the “Exit ABL”) pursuant to an intercreditor agreement that will be substantially consistent with the Existing Intercreditor Agreement.

Optional Redemptions:	Prior to the third anniversary of the issue date, the New Secured Notes may be optionally redeemed at a make-whole premium equal to the discounted value of interest payments due and payable on or prior to the third anniversary of the issue date and the redemption price on the third anniversary of the issue date, in each case, discounted to the redemption date based on a discount rate equal to the applicable treasury rate plus 50 basis points. On or after the third anniversary of the issue date and prior to the fourth anniversary of the issue date, the New Secured Notes may be optionally redeemed at a redemption price of 102%, and on or after the fourth anniversary of the issue date and prior to the date that is six months before the fifth anniversary of the issue date, the New Secured Notes may be optionally redeemed at a redemption price of 101%. On or after the date that is six months before the fifth anniversary of the issue date, the New Secured Notes may be redeemed at 100%.

Notwithstanding the foregoing, the Company shall be permitted to refinance the New Secured Notes in full at par on or prior to the first anniversary of the issue date.

Mandatory Redemptions and Offers to Purchase:

On terms substantially similar to the Existing Indenture, the Company shall be required to offer to repurchase all New Secured Notes at a price of 101% upon the occurrence of a change of control and will be required to offer to repurchase New Secured Notes at a price of 100% with the proceeds of certain asset sales (solely to the extent such proceeds have not been used to pay down indebtedness or reinvested in accordance with the terms of the new indenture); provided that, the Company shall be permitted to use asset sale proceeds of any Notes Priority Collateral (which definition shall be substantially consistent with the Existing Indenture) to redeem PIK Preferred Stock (as defined below) subject to compliance with a senior secured leverage test, pro forma for asset sale(s), of less than or equal to 3.5x senior secured gross debt to Consolidated EBITDA (as defined below).

To the extent there is Excess Net Cash (as defined below) as measured on the last day of an Applicable Period (as defined below) and the Company has generated Excess Cash Flow (as defined below) during an Applicable Period as measured on the last day of such Applicable Period, the Company shall offer to ratably redeem the PIK Preferred Stock (as defined below) in an amount equal to the lesser of (i) the applicable Excess Cash Flow Percentage multiplied by such Excess Cash Flow and (ii) Excess Net Cash (as defined below) as of the measurement date (the “Excess Cash Flow Sweep”). To the extent the funds subject to the Excess Cash Flow Sweep cannot be applied to the redemption of the PIK Preferred Stock under applicable law or pursuant to the terms of the Exit ABL in a manner consistent with the PIK Preferred Stock documentation, such funds shall be offered to purchase the New Secured Notes at a price of 100%. Once the PIK Preferred Stock has been redeemed in full, funds subject to the Excess Cash Flow Sweep shall be applied in their entirety to make offers to purchase the New Secured Notes at a price of 100%.

As used herein, the term:

“Net Cash” means, as of any date, unrestricted cash of the Company and its restricted subsidiaries minus borrowings under the Exit ABL.

“Excess Net Cash” means, as of any date, Net Cash minus $15,000,000.

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“Applicable Period” means each fiscal quarter of the Company, commencing with the first full fiscal quarter that begins following the Plan Effective Date.

“Consolidated EBITDA” shall have the meaning assigned to such term in the Existing Indenture.

“Excess Cash Flow” means for each Applicable Period, Consolidated EBITDA minus actual capital expenditures subject to a cap to be agreed per fiscal quarter minus changes in working capital minus cash interest paid minus cash taxes paid minus cash dividends paid in respect of PIK Preferred Stock minus other add-backs actually paid in cash to the extent added back to Consolidated EBITDA plus asset sale proceeds to the extent not otherwise used to pay down indebtedness or reinvested (or committed to be reinvested), in each case in accordance with the new Secured Notes indenture plus the release of escrowed or otherwise restricted cash.

“Excess Cash Flow Percentage” means (a) on or prior to the date upon which the PIK Preferred Stock has been redeemed in full, (i) 75% of Excess Cash Flow so long as the ratio of (x) the sum of the aggregate principal balance of (i) New Secured Notes and (ii) PIK Preferred Stock outstanding to (y) Consolidated EBITDA for the four consecutive fiscal quarters ending on the last day of such Applicable Period (the “Leverage Ratio”) is greater than or equal to 3.5x and (ii) 50% of Excess Cash Flow if the Leverage Ratio is less than 3.5x and (b) after the date upon which the PIK Preferred Stock has been redeemed in full, a percentage of Excess Cash Flow to be agreed.

“PIK Preferred Stock” means, collectively, three series of new payment-in-kind preferred stock having an initial liquidation value of (a) $80,000,000, in respect of the holders of the Existing Notes, (b) $20,000,000, in respect of certain members of the Goodman family and (c) $5,000,000, in respect of the management incentive plan of the Company, which stock shall, in the case of clause (a), be issued by the Company to the holders of the Existing Notes on the Plan Effective Date.

Negative and Affirmative Covenants:

Substantially similar to the Existing Indenture, subject to adjustments to reflect the transactions contemplated by the Plan, the terms specified in this Term Sheet and the current business activities, operations and size of the Company and its subsidiaries compared to the date the Existing Notes were issued, in each case as approved by the Bankruptcy Court.

Financial Covenants:	Subject to discussion.

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Events of Default:	Substantially similar to the Existing Indenture, subject to adjustments to reflect the transactions contemplated by the Plan, the terms specified in this Term Sheet and the current business activities, operations and size of the Company and its subsidiaries compared to the date the Existing Notes were issued, in each case as approved by the Bankruptcy Court. Upon acceleration of the New Secured Notes after an event of default, including automatic acceleration as a result of a bankruptcy filing, the holders of the New Secured Notes shall be entitled to receive, as liquidated damages sustained by the holders of the New Secured Notes based on a reasonable calculation of each holder’s lost profits as a result of such acceleration, an amount equal to the make-whole premium or redemption price that would have been due on such date if the New Secured Notes were optionally redeemed on such date.

Existing Indenture:	The Existing Indenture was filed as exhibit 4.1 to the registration statement on Form S-4 filed by the Company with the SEC on February 14, 2013 (as amended by the First Supplemental Indenture to the Existing Indenture, which was filed as exhibit 4.8 to the Form S-4/A by the Company with the SEC on June 11, 2013), the terms of which are incorporated by reference herein.

Governing Law:	State of New York.

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Exhibit C

New PIK Preferred Stock Term Sheet

New PIK Preferred Stock Term Sheet

This Term Sheet provides an outline of the principal terms of the New PIK Preferred Stock to be distributed pursuant to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (the “Plan”) with respect to claims under the 12.125% Senior Secured Notes due 2018 (the “Existing Notes”) issued pursuant to that certain Indenture, dated as of June 23, 2011 (as amended prior to the date hereof, the “Existing Indenture”), between Goodman Networks Incorporated and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used, but not defined herein, shall have the meanings set forth in the Plan.

Issuer	Goodman Networks Incorporated, a Texas corporation (“Reorganized Goodman”)

Securities Offered	Shares of New PIK Preferred Stock with an aggregate initial liquidation value of $100.0 million, consisting of shares of Series A-1 Preferred Stock having an initial liquidation value of $80.0 million being issued to the Holders of Secured Notes Claims (the “A-1 PIK Preferred”) and shares of Series A-2 Preferred Stock having an initial liquidation value of $20.0 million being issued to the Goodman MBE Group (the “A-2 PIK Preferred”). New PIK Preferred Stock consisting of shares of Series A-3 Preferred Stock having an initial liquidation value of up to $5.0 million shall be reserved for issuance under a management incentive plan to be adopted following the Effective Date (the “A-3 PIK Preferred”). The par value per share of New PIK Preferred Stock is $10.00 per share.

Dividend Rights	Holders of New PIK Preferred Stock will not be entitled to receive any dividends, either in the form of cash or New PIK Preferred Stock, prior to the third anniversary of the Effective Date. Following the third anniversary of the Effective Date, dividends will be accrued at a rate of 7% per year and shall be payable quarterly on March 31, June 30, September 30 and December 31, at the option of Reorganized Goodman, in either cash or in additional shares of such series of New PIK Preferred Stock.

Liquidation Preference

In the event of liquidation, dissolution or winding up of Reorganized Goodman or upon the occurrence of certain events constituting a “Deemed Liquidation Event,” the holders of New PIK Preferred Stock shall be entitled to be paid, on a pari passu basis, out of assets of Reorganized Goodman available for distribution to its shareholders before any payments shall be made in respect of New Common Stock, an amount equal to the par value per share, together with any accrued but unpaid dividends.

Unless the holders of a majority of the outstanding shares of New PIK Preferred Stock elect otherwise, each of the following events shall be considered a “Deemed Liquidation Event”:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Reorganized Goodman and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than a Principal or a Related Party of a Principal;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties, become the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of Reorganized Goodman, measured by voting power rather than number of shares; or

(c) Reorganized Goodman consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Reorganized Goodman, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Reorganized Goodman or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where Voting Stock of Reorganized Goodman outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction).

For purposes hereof:

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal” means any member of the Goodman family who is, directly or indirectly, a shareholder of Reorganized Goodman.

“Related Parties” means: means (A) any controlling stockholder, at least 51% owned (and controlled) subsidiary, or in the case of any individual, any immediate family member or descendant of any Principal and the heirs, executors and administrators and beneficiaries of the estate of such Principal or any such family member, or (B) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding at least a 51% (and controlling) interest of which consists of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (A).

“Voting Stock” of any specified Person as of any date means the capital stock or other equity interests of such Person that is at the time entitled to vote in the election of the board of directors or other similar governing authority of such Person.

Optional Redemption	Unless otherwise prohibited by the Exit Facility or the indenture that will govern New Secured Notes (the “New Notes Indenture”) and to the extent it may lawfully do so, Reorganized Goodman shall have the right at its option to redeem all or less than all of the outstanding shares of New PIK Preferred Stock at a redemption price equal to the par value per share plus any accrued but unpaid dividends.

Mandatory Redemption	Unless otherwise prohibited by the Exit Facility or the New Notes Indenture and to the extent it may lawfully do so, Reorganized Goodman shall, as soon as practicable following the Effective Date, and within 15 days following each March 31, June 30, September 30 and December 31 thereafter, redeem a number of shares of New PIK Preferred Stock at a redemption price equal to the par value per share plus any

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accrued but unpaid dividends using the lesser of (a) any net cash in excess of $15.0 million and (b) a percentage of any excess cash flow, in each case calculated in a manner consistent with the New Notes Indenture, until all shares of New PIK Preferred Stock have been redeemed.

The shares of New PIK Preferred Stock shall be redeemed in the following order: all shares of A-1 PIK Preferred pro rata from the holders thereof (which, following their conversion, shall include shares of A-1 PIK Preferred issued upon conversion of A-2 PIK Preferred) and thereafter, if so determined by the Board of Directors of Reorganized Goodman, in its sole discretion, shares of A-3 PIK Preferred pro rata from the holders thereof.

Conversion Rights

The New PIK Preferred Stock is not convertible into shares of New Common Stock.

Immediately upon the redemption of A-1 PIK Preferred having a par value (including any cash dividends paid in connection therewith) of $10.0 million at the time of redemption, each outstanding share of A-2 PIK Preferred shall be converted into one (1) fully paid and nonassessable share of A-1 PIK Preferred, subject to any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event with respect to the A-1 PIK Preferred.

Following the redemption of A-1 PIK Preferred having a par value (including any cash dividends paid in connection therewith) of $15.0 million at the time of redemption (inclusive of redemptions pursuant to the previous paragraph), upon the written approval of a majority of the entire Board of Directors of Reorganized Goodman, in its sole discretion, each outstanding share of A-3 PIK Preferred shall be converted into one (1) fully paid and nonassessable share of A-1 PIK Preferred, subject to any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event with respect to the A-1 PIK Preferred.

Voting

Except as required by law and as provided below, holders of the New PIK Preferred Stock will not have any rights to vote on any matters, questions or proceedings, including the election of directors.

As long as any shares of PIK Preferred Stock are outstanding, without the affirmative vote of the holders of a majority of the then-outstanding New PIK Preferred Stock, Reorganized Goodman may not:

•      increase or decrease the number of authorized shares of the New PIK Preferred Stock,

•      authorize or create any class of stock that would be pari passu or senior to the New PIK Preferred Stock with respect to dividend rights, redemption rights, voting rights or liquidation preferences,

•      increase or decrease the size of the Board of Directors,

•      amend the Certificate of Formation or Bylaws,

•      liquidate, dissolve or wind up Reorganized Goodman or effect any Deemed Liquidation Event, unless the liquidation rights of the New PIK Preferred Stock have been paid in full,

•      purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of Reorganized Goodman except as provided

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in the Certificate of Formation, repurchases of stock from current and former employees, officers, directors or consultants (subject to the limitations on affiliate transaction as set forth in the New Notes Indenture) or as unanimously approved by the Board of Directors; or

•      incur any indebtedness that would prohibit the dividend rights and redemption rights of the New PIK Preferred Stock other than any indebtedness incurred under the New Notes Indenture or the Exit Facility or any refinancing of the foregoing agreements; provided that such new agreements or arrangements are no more restrictive, with regards to the payment of dividends on, or redemption of, the New PIK Preferred Stock, than the restrictions set forth in New Notes Indenture and the Exit Facility.

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